Exhibit 99.1

CB&I Announces Second Quarter 2008 Results

THE WOODLANDS, Texas--(BUSINESS WIRE)--CB&I (NYSE:CBI) today reported a net loss of $140.5 million, or $1.47 per diluted share, for the second quarter 2008, as compared with second quarter 2007 net income of $26.1 million, or $0.27 per diluted share. CB&I announced previously that it is taking a pre-tax charge of approximately $317 million, or $2.38 per share, for forecasted cost overruns associated with two major LNG projects in the UK. Revenue for the quarter was $1.4 billion compared with second quarter 2007 revenue of $1.0 billion.

“Our pre-earnings announcement discussed the charges for the UK projects and we are making progress towards completion as anticipated,” said Philip K. Asherman, President and CEO. “The remainder of our backlog is performing well. Excluding the UK project charges, gross profit was $159 million and diluted earnings per share were $0.91. Going forward, we are well-positioned to continue to benefit from the strong global energy infrastructure demand.”

CB&I reiterates annual earnings guidance of $0.40 to $0.60 per share, and anticipates that annual revenue will be $6.1 to $6.3 billion, and 2008 new awards will be in the range of $6.5 to $7.0 billion.

New awards for the quarter were $1.6 billion, bringing CB&I’s total backlog to $7.4 billion as of June 30, 2008, compared with $6.8 billion on June 30, 2007. Significant new projects in the quarter include a Canadian oil sands storage terminal totaling approximately $400 million; a $150 million Canadian LNG peak shaving facility; a $100 million North American refinery expansion project; a $90 million large-scale California hydrogen plant; and the technology licensing for a major dehydrogenation plant in the Houston area.

CB&I will host a conference call Tuesday, July 29 at 4:00 p.m. Central time (5:00 p.m. Eastern time) to discuss financial and operating results and answer questions from investors.

About CB&I

CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 18,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information visit www.CBI.com.

Forward-Looking Statement

Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price or similar contracts whether as the result of improper estimates or otherwise; risks associated with labor productivity; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather may affect the Company's performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in the Company's primary end markets, including but not limited to LNG and energy processes; risks inherent in acquisitions and the Company's ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; the weakening, non-competitiveness, unavailability of, or lack of demand for, our intellectual property rights; failure to keep pace with technological changes; failure of our patents or licensed technologies to perform as expected or to remain competitive, current, in demand, profitable or enforceable; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, and the potential effect on the Company's business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company's business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, Dutch tax treaties with foreign countries, and U.S. tax treaties with non-U.S. countries (including, but not limited to The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under "Risk Factors" as set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2007. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$1,428,461	$1,011,367	$2,867,885	$1,868,672

Cost of revenue	1,586,435	949,208	2,899,836	1,723,174

Gross (loss) profit	(157,974)	62,159	(31,951)	145,498
% of Revenue	-11.1%	6.1%	-1.1%	7.8%
Selling and administrative expenses	52,171	31,671	116,110	68,509
% of Revenue	3.7%	3.1%	4.0%	3.7%
Intangibles amortization	5,892	132	11,785	264
Other operating loss (income), net	34	237	(61)	(191)
Earnings of investees accounted for by the equity method	(16,313)	-	(22,283)	-

(Loss) income from operations	(199,758)	30,119	(137,502)	76,916
% of Revenue	-14.0%	3.0%	-4.8%	4.1%
Interest expense	(4,640)	(917)	(9,141)	(1,995)
Interest income	2,186	8,051	5,433	16,122

(Loss) income before taxes and minority interest	(202,212)	37,253	(141,210)	91,043

Income tax benefit (expense)	63,494	(9,354)	46,413	(25,491)

(Loss) income before minority interest	(138,718)	27,899	(94,797)	65,552

Minority interest in income	(1,736)	(1,783)	(3,484)	(2,841)

Net (loss) income	$(140,454)	$26,116	$(98,281)	$62,711

Net (loss) income per share
Basic	$(1.47)	$0.27	$(1.02)	$0.66
Diluted	$(1.47)	$0.27	$(1.02)	$0.65

Weighted average shares outstanding
Basic	95,872	95,638	95,962	95,586
Diluted	95,872	96,644	95,962	96,691

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES SEGMENT INFORMATION (in thousands)

	Three Months Ended				Six Months Ended
	June 30, 2008		June 30, 2007		June 30, 2008		June 30, 2007

		% of		% of		% of		% of
NEW AWARDS*		Total		Total		Total		Total
EPC
North America	$1,044,619	67%	$558,151	28%	$1,328,355	53%	$952,925	23%
Europe, Africa & Middle East	184,624	12%	623,995	31%	375,452	15%	759,325	18%
Asia Pacific	51,188	3%	51,894	3%	230,448	9%	63,768	2%
Central & South America	192,367	12%	753,152	38%	247,117	10%	2,359,632	57%
Lummus Technology	97,437	6%	-	0%	331,848	13%	-	0%
Total	$1,570,235		$1,987,192		$2,513,220		$4,135,650

		% of		% of		% of		% of
REVENUE		Total		Total		Total		Total
EPC
North America	$567,836	40%	$456,386	45%	$1,074,353	37%	$886,530	48%
Europe, Africa & Middle East	278,093	19%	339,499	33%	655,854	23%	622,483	33%
Asia Pacific	128,268	9%	97,949	10%	277,817	10%	183,370	10%
Central & South America	325,792	23%	117,533	12%	634,278	22%	176,289	9%
Lummus Technology	128,472	9%	-	0%	225,583	8%	-	0%
Total	$1,428,461		$1,011,367		$2,867,885		$1,868,672

		% of		% of		% of		% of
INCOME (LOSS) FROM OPERATIONS		Revenue		Revenue		Revenue		Revenue
EPC
North America	$30,488	5.4%	$18,742	4.1%	$28,696	2.7%	$48,258	5.4%
Europe, Africa & Middle East **	(298,195)	(107.2%)	(7,402)	(2.2%)	(295,511)	(45.1%)	614	0.1%
Asia Pacific	14,103	11.0%	8,628	8.8%	25,484	9.2%	14,425	7.9%
Central & South America	20,558	6.3%	10,151	8.6%	48,308	7.6%	13,619	7.7%
Lummus Technology	33,288	25.9%	-	0.0%	55,521	24.6%	-	0.0%
Total	$(199,758)	(14.0%)	$30,119	3.0%	$(137,502)	(4.8%)	$76,916	4.1%

* New awards represents the value of new project commitments received by the Company during a given period.

** Includes charges to earnings for the three and six months ended June 30, 2008 of $317M and $338M, respectively, for the U.K. projects.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2008	December 31, 2007
ASSETS

Current assets	$1,481,959	$1,674,033
Equity investments	126,148	117,835
Property and equipment, net	301,097	254,402
Goodwill and other intangibles, net	1,195,374	1,208,138
Other non-current assets	146,631	76,515

Total assets	$3,251,209	$3,330,923

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$2,341,665	$2,169,783
Long-term debt	-	160,000
Other non-current liabilities	322,296	274,421

Shareholders' equity	587,248	726,719

Total liabilities and shareholders' equity	$3,251,209	$3,330,923

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA (in thousands)

	Six Months Ended June 30,
	2008	2007
CASH FLOWS

Cash flows from operating activities	$65,332	$117,150
Cash flows from investing activities	(50,005)	(47,647)
Cash flows from financing activities	(40,107)	(27,699)

(Decrease) increase in cash and cash equivalents	(24,780)	41,804
Cash and cash equivalents, beginning of the year	305,877	619,449
Cash and cash equivalents, end of the period	$281,097	$661,253

OTHER FINANCIAL DATA

Depreciation and amortization expense	$38,875	$15,520
Capital expenditures	$50,846	$49,366

Increase in receivables, net	$(6,251)	$(15,160)
Change in contracts in progress, net	227,175	(6,750)
(Increase) decrease in non-current contract retentions	(637)	5,425
(Decrease) increase in accounts payable	(19,707)	54,171
Change	$200,580	$37,686

Backlog *	$7,421,736	$6,795,433

* Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CONTACT:
CB&I, The Woodlands
Media: Jan Sieving, +1-832-513-1111
or
Analysts: Marty Spake, +1-832-513-1200